EXHIBIT 99.1
Element Solutions Inc Announces Record Fourth Quarter
and Full Year Financial Results Since its Launch in 2019

•2020 net sales of $1.85 billion, an increase of 1% on a reported basis or a decline of 3% on an organic basis from 2019
•2020 GAAP diluted EPS of $0.31, compared to $0.30 in 2019
•2020 adjusted EPS of $0.96, compared to $0.88 in 2019, an increase of 9%
•2020 reported net income of $77 million, compared to $80 million in 2019
•2020 adjusted EBITDA of $423 million, an increase of 2% from last year on a constant currency basis
•2020 cash flows from operating activities of $276 million; 2020 free cash flows of $249 million
•Introduced 2021 full year financial guidance:
◦Adjusted EBITDA growth of approximately 7% year-on-year
◦Adjusted EPS of $1.10 to $1.15, an increase of 15% to 20%
◦2021 expected free cash flow of approximately $275 million
Miami, Fla., February 24, 2021 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results from continuing operations for the three and twelve months ended December 31, 2020.
Executive Commentary
Chief Executive Officer Benjamin Gliklich commented, “In the face of dramatic economic dislocation, Element Solutions grew net sales, adjusted EBITDA, adjusted EPS and free cash flow in 2020. Through the dedication, resolve and responsiveness of our global team, we continued to deliver high quality service and attention to our customers despite the impediments created by the COVID pandemic. We are grateful to our outstanding organization, which rose to meet these challenges and rapidly adapted to ensure that our operations remained reliable and, most importantly, safe for our employees. Combining the resilience and flexibility of our supply chain with robust variable cost management during COVID-related shutdowns, we generated organic profit and cash flow growth. This did not come at the expense of investing for the future through R&D and bolt-on acquisitions and in our people by preserving our employee base despite the crisis. We demonstrated the power of our cash generative model this year repurchasing 5.7 million shares, funding an acquisition from cash flow and initiating a dividend in Q4, while also reducing our net debt ratio to less than 3.0x adjusted EBITDA.”
Mr. Gliklich continued, “In 2020, we saw an acceleration of the compelling secular trends we expect to propel our business in the future. Investment in 5G infrastructure and new mobile technologies and the development of electric vehicles all gained ground. In the fourth quarter, our industrially oriented businesses recovered from the impact of COVID-related shutdowns, while our high-end electronics business experienced strong demand driven by these trends. The fourth quarter was a record for net sales and adjusted EBITDA since we launched Element Solutions in February 2019. This strength has carried over into 2021. We expect this year once again to be a record year for our businesses. For the full year 2021, we expect adjusted EBITDA to increase by approximately 7% and adjusted EPS to grow by more than 15%. Growth in the first half should be greater than the second half as we lap the negative impact of COVID, which was greatest in the second quarter of 2020. Full year free cash flow generation should be a record this year as well, providing flexibility for additional capital deployment toward some combination of prudent tuck-in acquisitions, share buybacks, and potentially increased dividends.”
Mr. Gliklich concluded, “We are proud to have published our inaugural ESG report today. The intersection between sustainability and profitability is well established in our business. This report highlights how our efforts to improve outcomes for customers in many cases support sustainability objectives in our broader supply chains. Our business is only as healthy as the ecosystems in which we operate. In late 2020, we also proudly established the ESI Foundation to further our commitment to the environmental and social causes that matter to our employees and stakeholders.”

Fourth Quarter 2020 Highlights (compared with fourth quarter 2019):
•Net sales on a reported basis for the fourth quarter of 2020 were $537 million, an increase of 18% over the fourth quarter of 2019. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 10%.
◦Electronics: Net sales increased 26% to $343 million. Organic net sales increased 16%.
◦Industrial & Specialty: Net sales increased 6% to $193 million. Organic net sales increased 1%.
•Fourth Quarter of 2020 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.12, as compared to $0.29 in the same period last year.
◦Adjusted EPS was $0.31, as compared to $0.22 per share in the prior year.
•Reported net income for the fourth quarter of 2020 was $30 million, as compared to $74 million for the fourth quarter of 2019.
•Adjusted EBITDA for the fourth quarter of 2020 was $126 million, an increase of 23%. On a constant currency basis, adjusted EBITDA increased 20%.
◦Electronics: Adjusted EBITDA was $81 million, an increase of 30%. On a constant currency basis, adjusted EBITDA increased 25%.
◦Industrial & Specialty: Adjusted EBITDA was $45 million, an increase of 13%. On a constant currency basis, adjusted EBITDA increased 11%.
◦Adjusted EBITDA margin increased by 100 basis points to 23.5% on a reported basis and 23.3% on a constant currency basis.
Full Year 2020 Highlights (compared with full year 2019):
•Net sales on a reported basis for the full year 2020 were $1.85 billion, an increase of 1% over the prior full year period. Organic net sales decreased 3%.
◦Electronics: Net sales increased 8% to $1.17 billion. Organic net sales increased 2%.
◦Industrial & Specialty: Net sales decreased 9% to $682 million. Organic net sales decreased 10%.
•Full year 2020 EPS performance:
◦GAAP diluted EPS was $0.31, as opposed to $0.30 for the same period last year.
◦Adjusted EPS was $0.96, as compared to $0.88 in 2019.
•Reported net income for the full year 2020 was $77 million, as compared to $80 million for 2019.
•Adjusted EBITDA for the full year 2020 was $423 million, an increase of 1% as compared to 2019. On a constant currency basis, adjusted EBITDA increased 2%.
◦Electronics: Adjusted EBITDA was $277 million, an increase of 10% on both a reported and constant currency basis.
◦Industrial & Specialty: Adjusted EBITDA was $145 million, a decrease of 11%. On a constant currency basis, adjusted EBITDA decreased 10%.
◦Adjusted EBITDA margin improved by 10 basis points to 22.8%. On a constant currency basis, adjusted EBITDA margin increased by 10 basis points.

2021 Guidance

For the full year 2021, the Company expects adjusted EBITDA growth of approximately 7% and adjusted EPS to be in the range of $1.10 to $1.15. These results, if achieved, would be new annual records since the launch of Element Solutions in 2019.
Recent Developments
On February 24, 2021, the Company released its inaugural ESG Report, which highlights management's approach to, and progress against, key environmental, social and governance topics that are significant to its business. This report is another step forward in the Company's efforts to create sustainable solutions and integrate environmental initiatives throughout its operations and those of its customers. The report can be viewed on the sustainability page of the Company's corporate website: www.elementsolutionsinc.com/sustainability. The information on, or linked to, the Company's website is neither a part of nor incorporated by reference into this release.

During the fourth quarter of 2020, the Company established the ESI Foundation to serve as its primary charitable giving entity. The foundation intends to provide grants to qualified charitable organizations in the communities where the Company's employees live and work and to focus on causes important to the environmental and social well-being of these communities.
On February 17, 2021, the Board of Directors of the Company declared a cash dividend of $0.05 per outstanding share of its common stock. The dividend is expected to be paid on March 15, 2021 to all stockholders of record at the close of business on March 1, 2021. On December 15, 2020, the Company paid a cash dividend of $0.05 per share outstanding at the record date, which dividend totaled $12.4 million.
As part of its previously-announced $750 million share repurchase program, during the fourth quarter of 2020, the Company repurchased 1.7 million shares of its common stock at an average price of $11.54 per share, for a total of approximately $20.0 million. These repurchases were in addition to 4.0 million shares repurchased previously during 2020, resulting in total share repurchases of 5.7 million for the year at an average price of $9.74 per share. The remaining authorization under the share repurchase program was approximately $187 million at December 31, 2020.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2020 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Thursday, February 25, 2021. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and EVP, Chief Financial Officer Carey J. Dorman.

To listen to the call by telephone, please dial 877-876-9174 (domestic) or 785-424-1669 (international) and provide the Conference ID: ESIQ420. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's investing for the future; cash generative model; the acceleration of trends expected to propel the Company's business in the future, including 5G infrastructure, new mobile technologies and the development of electric vehicles; market strength carried over into 2021; 2021 as a record year for the Company; 2021 full year guidance related to adjusted EBITDA and adjusted EPS, with growth in the first half of 2020 being greater than the second half; record free cash flow generation for the full year of 2021, providing flexibility for additional capital deployment toward some combination of acquisitions, share buybacks and potentially increased dividends; earnings growth allowing continued deleveraging in 2021; sustainability objectives; commitment to environmental and social causes, through the ESI Foundation or otherwise; and efforts to create sustainable solutions and integrate environmental initiatives throughout the Company's operations and those of its customers. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration of the pandemic; the efficacy, availability and/or public acceptance of vaccines targeting COVID-19; the impact of variants of COVID-19 that may affect its spread or virulence or the effectiveness of vaccines on the virus; the impact of actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the U.S. dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports of Element Solutions filed with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2020	2019	2020	2019
Net sales	$536.6	$454.7	$1,853.7	$1,835.9
Cost of sales	313.9	263.4	1,067.7	1,047.6
Gross profit	222.7	191.3	786.0	788.3
Operating expenses:
Selling, technical, general and administrative	131.3	99.4	504.7	497.0
Research and development	11.4	10.3	48.6	42.2
Total operating expenses	142.7	109.7	553.3	539.2
Operating profit	80.0	81.6	232.7	249.1
Other (expense) income:
Interest expense, net	(12.7)	(17.0)	(63.4)	(90.7)
Foreign exchange gain (loss)	5.6	31.1	(36.5)	28.7
Other expense, net	(1.3)	—	(51.7)	(46.2)
Total other (expense) income	(8.4)	14.1	(151.6)	(108.2)
Income before income taxes and non-controlling interests	71.6	95.7	81.1	140.9
Income tax expense	(41.7)	(21.3)	(4.3)	(61.3)
Net income from continuing operations	29.9	74.4	76.8	79.6
Income (loss) from discontinued operations, net of tax	—	0.1	(1.1)	13.3
Net income	29.9	74.5	75.7	92.9
Net income attributable to the non-controlling interests	—	(0.1)	—	(0.7)
Net income attributable to common stockholders	$29.9	$74.4	$75.7	$92.2

Earnings per share
Basic from continuing operations	$0.12	$0.30	$0.31	$0.31
Basic from discontinued operations	—	—	(0.01)	0.05
Basic attributable to common stockholders	$0.12	$0.30	$0.30	$0.36

Diluted from continuing operations	$0.12	$0.29	$0.31	$0.30
Diluted from discontinued operations	—	—	(0.01)	0.05
Diluted attributable to common stockholders	$0.12	$0.29	$0.30	$0.35

Weighted average common shares outstanding
Basic	247.2	251.0	248.8	257.6
Diluted	248.2	253.3	249.9	260.1

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2020	2019
Assets
Cash & cash equivalents	$291.9	$190.1
Accounts receivable, net of allowance for doubtful accounts of $9.7 and $8.8 at December 31, 2020 and 2019, respectively	403.4	363.9
Inventories	203.1	199.6
Prepaid expenses	24.0	18.3
Other current assets	67.5	50.3
Current assets of discontinued operations	—	11.2
Total current assets	989.9	833.4
Property, plant and equipment, net	240.4	264.8
Goodwill	2,252.7	2,179.6
Intangible assets, net	855.9	944.4
Other assets	141.2	95.7
Non-current assets of discontinued operations	3.3	6.5
Total assets	$4,483.4	$4,324.4
Liabilities & stockholders' equity
Accounts payable	$95.6	$96.8
Current installments of long-term debt	7.4	7.8
Accrued expenses and other current liabilities	204.2	155.1
Current liabilities of discontinued operations	7.1	34.1
Total current liabilities	314.3	293.8
Debt	1,508.1	1,513.2
Pension and post-retirement benefits	43.3	50.8
Deferred income taxes	112.9	119.6
Other liabilities	186.7	127.7
Total liabilities	2,165.3	2,105.1
Stockholders' equity
Preferred stock - Series A	—	—
Common stock, 400.0 shares authorized (2020: 261.3 shares issued; 2019: 258.4 shares issued)	2.6	2.6
Additional paid-in capital	4,122.9	4,114.2
Treasury stock (2020: 14.2 shares; 2019: 8.3 shares)	(137.7)	(78.9)
Accumulated deficit	(1,473.2)	(1,536.5)
Accumulated other comprehensive loss	(194.8)	(280.5)
Total stockholders' equity	2,319.8	2,220.9
Non-controlling interests	(1.7)	(1.6)
Total equity	2,318.1	2,219.3
Total liabilities and stockholders' equity	$4,483.4	$4,324.4

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2020					2019
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income	$8.6	$1.2	$36.0	$29.9	$75.7	$92.9
Net income (loss) from discontinued operations, net of tax	0.2	(1.1)	(0.2)	—	(1.1)	13.3
Net income from continuing operations	8.4	2.3	36.2	29.9	76.8	79.6
Reconciliations of net income to net cash flows provided by operating activities:
Depreciation and amortization	39.9	39.4	41.2	40.9	161.4	154.7
Deferred income taxes	(2.4)	1.7	(40.5)	(11.8)	(53.0)	(3.1)
Foreign exchange loss (gain)	24.5	13.4	2.5	(11.1)	29.3	(54.6)
Incentive stock compensation	2.0	1.4	2.0	0.6	6.0	11.8
Other, net	8.8	1.2	46.4	4.9	61.3	55.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2.6)	46.1	(47.1)	(23.7)	(27.3)	21.8
Inventories	(19.0)	3.1	7.0	10.3	1.4	(3.8)
Accounts payable	8.9	(22.5)	21.8	(13.5)	(5.3)	(7.0)
Accrued expenses	(6.2)	(16.0)	19.2	29.1	26.1	(57.7)
Prepaid expenses and other current assets	(4.4)	(2.8)	(18.1)	15.7	(9.6)	(2.9)
Other assets and liabilities	3.3	(3.8)	(1.0)	10.4	8.9	(23.0)
Net cash flows provided by operating activities of continuing operations	61.2	63.5	69.6	81.7	276.0	170.9
Cash flows from investing activities:
Capital expenditures	(10.5)	(4.5)	(6.7)	(7.1)	(28.8)	(29.7)
Proceeds from disposal of property, plant and equipment	—	1.5	0.2	—	1.7	4.6
Proceeds from the Arysta Sale (net of cash $148.7 million)	—	—	—	—	—	4,281.8
Acquisition of business, net of cash acquired	—	—	(9.0)	—	(9.0)	(63.9)
Other, net	(5.9)	0.2	3.3	(1.4)	(3.8)	6.9
Net cash flows (used in) provided by investing activities of continuing operations	(16.4)	(2.8)	(12.2)	(8.5)	(39.9)	4,199.7
Cash flows from financing activities:
Debt proceeds	—	—	800.0	—	800.0	1,493.4
Repayments of borrowings	(2.0)	(1.9)	(802.0)	(2.0)	(807.9)	(5,351.4)
Change in lines of credit, net	320.0	(320.0)	—	—	—	(24.9)
Repurchases of common stock	(33.1)	—	(2.6)	(20.0)	(55.7)	(507.1)
Dividends	—	—	—	(12.4)	(12.4)	—
Payment of financing fees	—	—	(44.7)	(1.5)	(46.2)	(40.5)
Other, net	(1.5)	0.2	(0.2)	0.1	(1.4)	(8.4)
Net cash flows provided by (used in) financing activities of continuing operations	283.4	(321.7)	(49.5)	(35.8)	(123.6)	(4,438.9)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(14.7)	—	—	—	(14.7)	(161.7)
Net cash flows used in investing activities of discontinued operations	—	—	—	—	—	(5.0)
Net cash flows provided by financing activities of discontinued operations	—	—	—	—	—	4.8
Net cash flows used in discontinued operations	(14.7)	—	—	—	(14.7)	(161.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6.2)	0.9	3.2	6.1	4.0	4.8
Net increase (decrease) in cash, cash equivalents and restricted cash	307.3	(260.1)	11.1	43.5	101.8	(225.4)
Cash, cash equivalents and restricted cash at beginning of period	190.1	497.4	237.3	248.4	190.1	415.5
Cash, cash equivalents and restricted cash at end of period	$497.4	$237.3	$248.4	$291.9	$291.9	$190.1
Supplemental disclosure information of continuing operations:
Cash paid for interest	$3.7	$27.8	$16.2	$4.1	$51.8	$125.4
Cash paid for income taxes	$12.9	$16.5	$18.3	$18.8	$66.5	$71.2

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2020	2019	Reported	Constant Currency	Organic	2020	2019	Reported	Constant Currency	Organic
Net Sales
Electronics	$343.2	$271.9	26%	23%	16%	$1,172.1	$1,085.7	8%	8%	2%
Industrial & Specialty	193.4	182.8	6%	5%	1%	681.6	750.2	(9)%	(8)%	(10)%
Total	$536.6	$454.7	18%	16%	10%	$1,853.7	$1,835.9	1%	1%	(3)%

Adjusted EBITDA
Electronics	$80.8	$62.5	30%	25%		$277.3	$252.9	10%	10%
Industrial & Specialty	45.1	39.7	13%	11%		145.3	163.8	(11)%	(10)%
Total	$125.9	$102.2	23%	20%		$422.6	$416.7	1%	2%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
(dollars in millions)	2020	2019	Change	2020	Change	2020	2019	Change	2020	Change
Adjusted EBITDA Margin
Electronics	23.5%	23.0%	50bps	23.3%	40bps	23.7%	23.3%	40bps	23.7%	40bps
Industrial & Specialty	23.3%	21.7%	160bps	23.1%	130bps	21.3%	21.8%	(50)bps	21.4%	(40)bps
Total	23.5%	22.5%	100bps	23.3%	80bps	22.8%	22.7%	10bps	22.8%	10bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2020
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
USD Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	735.1
Total First Lien Debt				735.1
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,535.1
Cash Balance				291.9
Net Debt				$1,243.2
Adjusted Shares Outstanding	(2)			249.8
Market Capitalization	(3)			$4,429.0
Total Capitalization				$5,672.2
(1) Element Solutions swapped its floating term loan to fixed rate through January 2024, which could vary due to changes in the Euro and the U.S. dollar exchange rate. At December 31, 2020, approximately 100% of its debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at December 31, 2020 and 2019 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $17.73 at December 31, 2020.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2020	2019	2020	2019
Interest expense	$12.9	$17.2	$64.7	$93.1
Interest paid	4.1	27.6	51.8	125.4
Income tax expense	41.7	21.3	4.3	61.3
Income taxes paid	18.8	16.1	66.5	71.2
Capital expenditures	7.1	11.5	28.8	29.7
Proceeds from disposal of property, plant and equipment	—	4.6	1.7	4.6

ELEMENT SOLUTIONS INC
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

QUARTERLY RESULTS OVERVIEW
	2020				2019
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales
Electronics	$268.9	$253.2	$306.8	$343.2	$265.9	$267.9	$280.0	$271.9
Industrial & Specialty	183.7	133.8	170.7	193.4	193.9	188.8	184.7	182.8
Total	$452.6	$387.0	$477.5	$536.6	$459.8	$456.7	$464.7	$454.7

Adjusted EBITDA
Electronics	$66.5	$58.0	$72.0	$80.8	$56.4	$60.4	$73.6	$62.5
Industrial & Specialty	43.6	26.8	29.8	45.1	42.2	40.1	41.8	39.7
Total	$110.1	$84.8	$101.8	$125.9	$98.6	$100.5	$115.4	$102.2

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, financial guidance related to adjusted EBITDA, adjusted EPS and free cash flow for the full year of 2021, net debt to adjusted EBITDA ratio and organic net sales growth. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides guidance related to adjusted EBITDA, adjusted EPS and free cash flow for the full year 2021 on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2020:

	Three Months Ended December 31, 2020
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	26%	(3)%	23%	(3)%	(4)%	16%
Industrial & Specialty	6%	(1)%	5%	—%	(4)%	1%
Total	18%	(2)%	16%	(2)%	(4)%	10%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2020
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	8%	0%	8%	0%	(5)%	2%
Industrial & Specialty	(9)%	1%	(8)%	—%	(2)%	(10)%
Total	1%	0%	1%	0%	(4)%	(3)%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2020, Electronics' consolidated results were positively impacted by $11.1 million of acquisitions and $9.0 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $7.4 million of acquisitions.
For the twelve months ended December 31, 2020, Electronics' consolidated results were positively impacted by $53.6 million of acquisitions and $5.2 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $11.3 million of acquisitions.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 26% for the three and twelve months ended December 31, 2020 and 27% for the three and twelve months ended December 31, 2019, as described in footnote (10) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's current capital structure by assuming that the sale of Agricultural Solutions (the "Arysta Sale") had closed and its new credit agreement had been in place, on January 1, 2019, which the Company believes is more reflective of its current capital structure.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period. Adjusted common shares outstanding consists of common shares outstanding, plus the shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2020	2019	2020	2019
Net income attributable to common stockholders		$29.9	$74.4	$75.7	$92.2
Net income (loss) from discontinued operations attributable to common stockholders		—	0.1	(1.1)	13.3
Net income from continuing operations attributable to common stockholders		29.9	74.3	76.8	78.9
Reversal of amortization expense	(1)	30.4	28.3	119.2	113.2
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	1.7	2.2	8.3	8.5
Amortization of inventory step-up	(1)	—	0.7	2.4	0.7
Adjustment to interest expense	(2)	—	—	—	20.1
Restructuring expense	(3)	0.7	1.5	6.3	14.1
Acquisition and integration costs	(4)	4.0	(0.6)	12.3	1.9
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(5)	(7.8)	(33.4)	35.4	(31.9)
Debt refinancing costs	(6)	—	1.0	45.7	62.0
Foundation contributions	(7)	5.0	—	5.0	—
Change in fair value of contingent consideration	(8)	—	(20.8)	—	(17.4)
Other, net	(9)	(1.2)	2.1	9.6	1.0
Tax effect of pre-tax non-GAAP adjustments	(10)	(8.5)	5.1	(63.5)	(46.5)
Adjustment to estimated effective tax rate	(10)	23.0	(4.5)	(16.8)	23.3
Adjustment to reverse loss attributable to certain non-controlling interests	(11)	—	—	—	0.5
Adjusted net income from continuing operations attributable to common stockholders		$77.2	$55.9	$240.7	$228.4

Adjusted earnings per share from continuing operations	(12)	$0.31	$0.22	$0.96	$0.88

Adjusted common shares outstanding	(12)	249.8	254.6	251.2	258.4
(1)    The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts its 2019 interest expense to reflect its capital structure post-Arysta Sale by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019, which the Company believes is more reflective of its current capital structure.
(3)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2020, the Company acquired a new subsea production control fluid designed to complement its Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(5)    The Company adjusts for foreign exchange gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(6)    The Company adjusts for costs related to the redemption of its prior 5.875%, 6.00% and 6.50% senior notes and the paydown of its term loan debt outstanding at the time of the Arysta Sale because it believes these costs are not reflective of ongoing operations.
(7)    The Company adjusts for its contributions to the ESI Foundation because it believes these costs are not reflective of ongoing operations.
(8)    The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated on October 31, 2013 (the "MacDermid Acquisition") because it believes these costs are not reflective of ongoing operations.
(9)    The Company's 2020 adjustments primarily include certain professional consulting fees and non-recurring severance payments to senior management. The Company's 2019 adjustments include a gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt, offset in part by employee expenses associated with the Arysta Sale that did not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees.
(10)    The Company adjusts its effective tax rate to 26% for the three and twelve months ended December 31, 2020. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 26% to pre-tax non-GAAP adjustments. For the three and twelve months ended December 31, 2019, the Company adjusted its effective tax rate to 27%. The Company believes these effective tax rates adjustments provide a meaningful comparison of its performance between periods.
(11)    In connection with the merger on March 29, 2019 of Platform Delaware Holdings, Inc. ("PDH"), a former subsidiary of the Company, with and into the Company, each outstanding equity interest in PDH was converted into one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid Acquisition because holders of such equity interests were expected to convert their PDH holdings into shares of Company's common stock. The Company also adjusted these non-controlling interests because it believed they are not reflective of ongoing operations.
(12)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented. The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Shares at December 31, 2020 and 2019 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2020		2019
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic outstanding common shares	247.1	248.4	250.2	253.8
Number of shares issuable upon conversion of Series A Preferred Stock	—	—	2.0	2.0
Number of shares issuable upon vesting of granted Equity Awards	2.7	2.8	2.4	2.6
Adjusted common shares outstanding	249.8	251.2	254.6	258.4

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solution's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		2020
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income attributable to common stockholders		$8.6	$1.2	$36.0	$29.9	$75.7
Add (subtract):
(Income) loss from discontinued operations, net of tax		(0.2)	1.1	0.2	—	1.1
Income tax expense (benefit)		4.1	5.8	(47.3)	41.7	4.3
Interest expense, net		16.7	16.9	17.1	12.7	63.4
Depreciation expense		10.5	10.5	10.7	10.5	42.2
Amortization expense		29.4	28.9	30.5	30.4	119.2
EBITDA		69.1	64.4	47.2	125.2	305.9
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	1.4	—	1.0	—	2.4
Restructuring expense	(3)	1.0	3.3	1.3	0.7	6.3
Acquisition and integration costs	(4)	6.6	1.3	0.4	4.0	12.3
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	(5)	29.1	11.8	2.3	(7.8)	35.4
Debt refinancing costs	(6)	—	—	45.7	—	45.7
Foundation contributions	(7)	—	—	—	5.0	5.0
Other, net	(9)	2.9	4.0	3.9	(1.2)	9.6
Adjusted EBITDA		$110.1	$84.8	$101.8	$125.9	$422.6
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.

		2019
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income (loss) attributable to common stockholders		$23.2	$1.5	$(6.9)	$74.4	$92.2
Add (subtract):
Net income (loss) attributable to the non-controlling interests		0.7	(0.1)	—	0.1	0.7
(Income) loss from discontinued operations, net of tax		(27.4)	13.3	0.9	(0.1)	(13.3)
Income tax (benefit) expense		(10.4)	(6.8)	57.2	21.3	61.3
Interest expense, net		38.1	18.2	17.4	17.0	90.7
Depreciation expense		10.3	10.4	10.1	10.7	41.5
Amortization expense		28.4	28.4	28.1	28.3	113.2
EBITDA		62.9	64.9	106.8	151.7	386.3
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	—	—	—	0.7	0.7
Restructuring expense	(3)	2.6	3.2	6.8	1.5	14.1
Acquisition and integration costs	(4)	1.4	0.3	0.8	(0.6)	1.9
Foreign exchange (gain) loss on foreign denominated external and internal long-term debt	(5)	(28.3)	28.7	1.1	(33.4)	(31.9)
Debt refinancing costs	(6)	60.7	0.3	—	1.0	62.0
Change in fair value of contingent consideration	(8)	2.4	0.5	0.5	(20.8)	(17.4)
Other, net	(9)	(3.1)	2.6	(0.6)	2.1	1.0
Adjusted EBITDA		$98.6	$100.5	$115.4	$102.2	$416.7
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.
Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $19.6 million at December 31, 2020, less cash divided by adjusted EBITDA.
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow on an adjusted basis adjusts for one-time cash operating expenses. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows on an adjusted basis:"

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2020	2019	2020	2019
Cash flows from operating activities	$82	$79	$276	$171
Capital expenditures	(7)	(12)	(29)	(30)
Disposal of property, plant and equipment	—	5	2	5
Free cash flows	$75	$72	$249	146
Adjustments to arrive at free cash flows on an adjusted basis:
Interest payments - prior capital structure (1)				57
Interest payments - current capital structure (1)				(3)
Other (2)				38
Free cash flows on an adjusted basis				$238
(1) Adjustments for 2019 interest payments to reflect the Company's current capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019.
(2) Adjustment for the payment of the contingent consideration related to the MacDermid Acquisition and payment for employee expenses associated with the Arysta Sale that did not qualify for discontinued operations.
CONTACT:
Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845